Exhibit 99.2

LHC Group, Inc. Closes Initial Public Offering
Tuesday June 14, 12:20 pm ET

LAFAYETTE, La.—(BUSINESS WIRE)—June 14, 2005—LHC Group, Inc. (NASDAQ: LHCG — News) today announced the completion of its initial public offering of 4,800,000 shares of its common stock at a price of $14.00 per share. 3,500,000 shares were sold by LHC Group along with 1,300,000 shares that were sold by certain stockholders of LHC Group. LHC Group will not receive any proceeds from the sale of shares by the selling stockholders. LHC Group’s common stock began trading on the NASDAQ National Market under the symbol “LHCG” on June 9, 2005.

The managing underwriters of the offering were Jefferies & Company, Inc. and Legg Mason Wood Walker, Incorporated. The underwriters have exercised an option to purchase up to an additional 720,000 shares from certain stockholders solely to cover over-allotments.

Registration statements relating to these securities were filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Offers may only be made by means of a written prospectus. A copy of the final prospectus relating to the offering may be obtained from: Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022; and Legg Mason Wood Walker, Incorporated, 100 Light Street, Baltimore, MD 21202.

About LHC Group, Inc.

LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Contact:
Porter, LeVay & Rose, Inc.
Michael Porter, President — Investor Relations
Cheryl Schneider, VP — Investor Relations
Jeff Myhre, VP — Editorial
212-564-4700
or
LHC Group, Inc.
R. Barr Brown, CFO & Sr. Vice President
337-233-1307

Source: LHC Group, Inc.